As filed with the Securities and Exchange Commission on July 13, 2007

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

DANAHER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	59-1995548
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006-1813

(202) 828-0850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DANAHER CORPORATION 2007 STOCK INCENTIVE PLAN

AMENDED AND RESTATED DANAHER CORPORATION 1998 STOCK OPTION PLAN,

AS AMENDED

(Full Title of the Plan)

Jonathan P. Graham

Senior Vice President and General Counsel

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006-1813

(202) 828-0850

(Name, address, including zip code, and telephone number, including area code,

of agent for service of process)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value	29,163,170 shares	(1)	(2)	$1,534,740,365	(2)	$47,117

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (a) $33.36, the weighted average exercise price of 16,184,260 shares subject to outstanding stock option grants under the Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended, at prices ranging from $14.875 to $56.33, and (b) $76.65, the average of the high and low sale prices of the Registrant’s Common Stock on the New York Stock Exchange on July 11, 2007, in accordance with Rule 457(c) under the Securities Act of 1933, as amended for (i) the 978,910 shares subject to outstanding restricted stock unit grants under the Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended, and (ii) the 12,000,000 shares issuable under the Danaher Corporation 2007 Stock Incentive Plan which are not subject to outstanding awards.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Danaher Corporation, a Delaware corporation (“Danaher” or the “Company”)), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (1) an additional 17,163,170 shares of Danaher’s common stock, par value $.01 per share, for issuance pursuant to the Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended (the “1998 Plan”), and (2) 12,000,000 shares of Danaher’s common stock, par value $.01 per share, for issuance pursuant to the Danaher Corporation 2007 Stock Incentive Plan (the “2007 Plan” and together with the 1998 Plan, the “Plans”).

In accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 333-59269, filed with Commission on July 16, 1998, are incorporated herein by reference.

As discussed more fully in the definitive proxy materials for the Company’s 2001 Annual Stockholders’ Meeting and for the Company’s 2005 Annual Stockholders’ Meeting, in May 2001 the Company’s stockholders voted to increase the aggregate number of shares of common stock that may be issued under the 1998 Option Plan from 30,000,000 to 45,000,000 (as adjusted for the 2-for-1 stock split of the Company’s common stock effected in May 2004), and in May 2005 the Company’s stockholders voted to increase the aggregate number of shares of common stock that may be issued under the 1998 Option Plan from 45,000,000 to 60,000,000. The Company has previously filed registration statements on Form S-8 (File Nos. 333-08361 and 333-59269) registering an aggregate of 30,000,000 shares of common stock under the 1998 Plan.

In May 2007, the shareholders of Danaher approved the adoption of the 2007 Plan, which is intended to replace the 1998 Plan. Effective as of the time the shareholders approved the 2007 Plan, no new awards will be granted under the 1998 Plan and the 1998 Plan remains in effect only with respect to outstanding awards. As of the date the 2007 Plan was approved by Danaher’s shareholders, 22,799,537 shares had been issued under the 1998 plan and 24,363,633 shares were underlying outstanding awards and therefore reserved for issuance. Since 30,000,000 shares of common stock had previously been registered under the 1998 Plan, Danaher is registering an additional 17,163,170 shares of common stock under the 1998 Plan to fully cover the shares reserved for issuance in connection with outstanding awards. In addition, Danaher is registering the 12,000,000 shares authorized for issuance under the 2007 Plan, none of which have yet been issued.

PART I

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this registration statement, as required by Rule 428(b) under the Securities Act. All such documents will be dated and maintained in a “prospectus file” meeting the requirements of Rule 428(a) and will contain in a conspicuous place the legend required by Rule 428(b)(1). Such documents are not being filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Danaher is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) Danaher’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c) The description of Danaher common stock as set forth in its Registration Statement on Form 8-B filed with the SEC on November 3, 1986, including all amendments and reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by Danaher pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K), but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interest of Named Experts and Counsel

Certain legal matters with respect to the validity of the common stock registered hereby have been passed upon for Danaher by James O’Reilly, Associate General Counsel and Secretary of Danaher. James O’Reilly is employed by Danaher, is eligible to participate in the Plans from time to time and owns or has rights to acquire an aggregate of less than 0.01% of Danaher’s common stock.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Article Ten of Danaher’s Certificate of Incorporation provides that Danaher will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to Danaher or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Danaher or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. Article Eight of Danaher’s By-laws provides that Danaher will indemnify directors and officers of Danaher in non-derivative claims if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. For non-derivative claims, termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conducts was unlawful. For derivative claims, Article Eight of Danaher’s By-laws provides that Danaher will indemnify directors and officers of Danaher if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Danaher unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Danaher has in effect insurance policies for general officers’ and directors’ liability insurance covering all of Danaher’s officers and directors.

Item 8.	Exhibits

Exhibit Number	Description
5.1	Opinion of counsel
10.1	Amended and Restated Danaher Corporation 1998 Stock Option Plan (incorporated by reference from Annex B to Danaher Corporation’s 2004 Proxy Statement on Schedule 14A filed with the Commission on March 29, 2004)
10.2	Amendment to Amended and Restated Danaher Corporation 1998 Stock Option Plan (incorporated by reference from Appendix A to Danaher Corporation’s 2005 Proxy Statement on Schedule 14A filed with the Commission on March 25, 2005)
10.3	Danaher Corporation 2007 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 to Danaher Corporation’s Current Report on Form 8-K filed on May 18, 2007)
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of counsel (included in Exhibit 5.1)
24.1	Power of Attorney

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on July 13, 2007.

DANAHER CORPORATION

By:	/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 13, 2007	By:	/s/ H. Lawrence Culp, Jr.
H. Lawrence Culp, Jr.
Director, President and Chief
Executive Officer
(Principal Executive Officer)

Date: July 13, 2007	By:	/s/ Daniel L. Comas
Daniel L. Comas
Executive Vice President and Chief
Financial Officer
(Principal Financial Officer)

Date: July 13, 2007	By:	/s/ Robert S. Lutz
Robert S. Lutz
Vice President and Chief Accounting
Officer
(Principal Accounting Officer)

Date: July 13, 2007	By:	*
Mortimer M. Caplin
Director

Date: July 13, 2007	By:	*
Donald J. Ehrlich
Director

Date: July 13, 2007	By:	*
Mitchell P. Rales
Director and Chairman of the Executive
Committee

Date:	By:
Steven M. Rales
Director and Chairman of the Board

Date: July 13, 2007	By:	*
Linda P. Hefner
Director

Date:	By:
Walter G. Lohr, Jr.
Director

Date: July 13, 2007	By:	*
Alan G. Spoon
Director

Date: July 13, 2007	By:	*
A. Emmet Stephenson, Jr.
Director

Date: July 13, 2007	By:	*
John T. Schwieters
Director

*	pursuant to power of attorney

By:	/s/ James F. O’Reilly
James F. O’Reilly
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of counsel

10.1	Amended and Restated Danaher Corporation 1998 Stock Option Plan (incorporated by reference from Annex B to Danaher Corporation’s 2004 Proxy Statement on Schedule 14A filed with the Commission on March 29, 2004)

10.2	Amendment to Amended and Restated Danaher Corporation 1998 Stock Option Plan (incorporated by reference from Appendix A to Danaher Corporation’s 2005 Proxy Statement on Schedule 14A filed with the Commission on March 25, 2005)

10.3	Danaher Corporation 2007 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 to Danaher Corporation’s Current Report on Form 8-K filed on May 18, 2007)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney